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                         AMENDMENT NO. 1                         CONFORMED COPY
                               TO                                --------------
              OREGON STEEL MILLS, INC. PENSION PLAN

                         1989 RESTATEMENT

                        DECEMBER 31, 1993


OREGON STEEL MILLS, INC.
A DELAWARE CORPORATION
1000 S.W. BROADWAY
SUITE 2100
PORTLAND, OREGON 97204                                                  COMPANY

     In order to update Compensation and to assure compliance with applicable law and regulations, the 1989 Restatement is amended as follows:

    1.   PAST SERVICE COMPENSATION

              For persons accruing Vesting Service after December 30, 1993, sections 1.21 and 3.03 shall read as follows:

         1.21 "Past Service Compensation" shall mean a Participant's average annual Compensation during the calendar years 1991, 1992 and 1993; provided, however, that, if a Participant was not an Employee throughout all of such years, his Past Service Compensation shall consist of the annualized average of the Compensation he received during the portion of such years that he was an Employee.


         3.03 Normal Retirement Allowance.  Subject to the provisions of
         Section 4, a Participant's annual normal retirement allowance shall be an amount equal to:

              (a) For each full or partial Plan Year of Benefit Service prior to January 1, 1994, 1.0% of the first $22,800 of his Past Service Compensation, plus 1.6% of his Past Service Compensation in excess of $22,800, reduced by the amount that is the Equivalent Actuarial Value of the integrated portion of the Participant's account balances (if any) under the Company's Profit Sharing Plan and Employee Stock Ownership Plan as of January 1, 1981;

         plus

              (b) For each full or partial Plan Year of Benefit Service beginning on or after January 1, 1994, 1.2% of his Compensation during such Plan Year up to the amount of Covered Compensation for that Plan Year, plus 1.7% of his Compensation during such Plan Year that is in excess of his Covered Compensation for that Plan Year; provided that, if the Participant was not an Eligible Employee for all of any such Plan Year, he shall receive for that Plan Year a pro rata portion of the amount determined under the foregoing formula based on his annualized Compensation for that Plan Year;

         less

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              (c) The annual single life annuity commencing on the Participant's
         Normal (or, if applicable, Deferred) Retirement Date that is the Equivalent Actuarial Value of any retirement benefits paid or payable to the Participant under any other tax-qualified pension plan maintained by the Company or any Related Company or to which the Company or any Related Company contributes or contributed pursuant to the terms of any collective bargaining agreement, to the extent such benefits are attributable to a period that constitutes Benefit Service hereunder.

         Notwithstanding the foregoing provisions of this Section, the portion of a participant's normal retirement allowance attributable to years of Benefit Service in excess of 35 shall be limited to 1.0% of his total Compensation for purposes of (a) and to 1.2% of his total Compensation for purposes of (b). The relevant factor shall be prorated (on the basis of annualized Compensation) for any Plan Year during which the Participant is not an Eligible Employee for the entire Plan Year.


    2.   COMPENSATION LIMIT

              For benefits accruing after 1993, an Employee's "Taxable Compensation" taken into account for any Plan Year under section 1.27 shall not exceed $150,000 (or such other amount as may be prescribed for the relevant Plan Year by the Secretary of the Treasury pursuant to
         Section 401(a)(17) of the Code). No benefit accrued before this date shall be reduced because of this amendment.


    3.   EFFECTIVE DATE

              The effective date of this amendment shall be December 31, 1993.

     Adopted: November 11, 1993

     COMPANY                  OREGON STEEL MILLS, INC.

                              By  JACK C. LONGBINE


                              Executed: December 30, 1993
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